UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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NOBLE ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOBLE ENERGY, INC.

100 Glenborough Drive
Suite 100
Houston, Texas 77067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 27, 2004

To the Stockholders of

Noble Energy, Inc.:

      The annual meeting of stockholders of NOBLE ENERGY, INC., a Delaware corporation (the “Company”), will be held on Tuesday, April 27, 2004, at 9:30 a.m., Central time, at the Charles B. Goddard Center, located at “D” Street and First Avenue S.W. in Ardmore, Oklahoma 73401, for the following purposes:

1. To elect the members of the Board of Directors of the Company for the ensuing year;

2. To ratify the appointment of the independent auditors by the Company’s Audit Committee;

3. To approve an amendment to the 1988 Nonqualified Stock Option Plan for Non-Employee Directors to increase the number of shares of common stock that may be awarded by stock option grants from 550,000 to 750,000;

4. To approve the material terms of the performance goals applicable to future grants of restricted stock and performance units under the 2004 Long-Term Incentive Plan for the purpose of qualifying payments made pursuant to those grants for deduction under Section 162(m) of the Internal Revenue Code; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 15, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company’s activities during 2003 and its financial statements for the fiscal year ended December 31, 2003 is contained in the Company’s 2003 Annual Report on Form 10-K. The Annual Report does not form any part of the material for solicitation of proxies.

      All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy and to return it promptly in the postage-paid return envelope provided. If a stockholder who has returned a proxy attends the meeting in person, the stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors of
NOBLE ENERGY, INC.

Arnold J. Johnson
Vice President, General Counsel and Secretary

Houston, Texas

March 22, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on April 27, 2004
PROXY STATEMENT
INTRODUCTION
CORPORATE GOVERNANCE
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL I ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
PROPOSAL II RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL III APPROVAL OF AMENDMENT TO 1988 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
PROPOSAL IV APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER NOBLE ENERGY’S 2004 LONG-TERM INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in 2003
Aggregated Option Exercises in 2003 and 12/31/03 Option Values
Equity Compensation Plan Table
Pension Plan Table
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
MATTERS RELATING TO THE INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS AND OTHER MATTERS
1988 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS OF NOBLE ENERGY, INC. (As Amended Through April 27, 2004)
RECITALS
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI

NOBLE ENERGY, INC.

100 Glenborough Drive
Suite 100
Houston, Texas 77067

PROXY STATEMENT

For Annual Meeting of Stockholders

To Be Held on April 27, 2004

INTRODUCTION

      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on April 27, 2004, and at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to stockholders of the Company is March 26, 2004.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is given, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating the revocation in writing to Arnold J. Johnson, Secretary, Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

      In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item or to be included in the proxy statement, the by-laws of the Company require that the stockholder give written notice to the Secretary of the Company. The notice must specify certain information concerning the stockholder and the item of business proposed to be brought before the meeting. The notice must be received by the Secretary of the Company not later than 120 calendar days before the first anniversary of the release date of the previous year’s annual meeting proxy statement; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has changed by more than 30 days from the date of the previous year’s meeting, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. Accordingly, the Company must receive any stockholder notice in connection with the 2005 annual meeting of stockholders no later than November 26, 2004.

Voting Procedures and Tabulation

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      The inspectors will tabulate the number of votes cast for, or withheld from, each matter submitted at the meeting for a stockholder vote. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the discretionary authority to vote on certain “routine” items when they have not received instructions from beneficial owners. For purposes of the 2004 annual meeting, routine items include the election of directors and the ratification of the appointment of the independent auditors. In instances where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares they hold are not included in the vote total and, therefore, have no effect on the vote. At the 2004 annual meeting, brokers will be prohibited from exercising discretionary authority with respect to the proposal to amend the

1988 Nonqualified Stock Option Plan for Non-Employee Directors and the proposal to approve the material terms of the performance goals under the 2004 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). In connection with the proposed amendment to the 1988 Nonqualified Stock Option Plan for Non-Employee Directors and approval of the material terms of the performance goals under the 2004 Long-Term Incentive Plan for purposes of Section 162(m) of the Code, a broker non-vote will not be counted toward the presence of a quorum necessary to vote on the proposal.

CORPORATE GOVERNANCE

      The Company is committed to integrity, reliability and transparency in its disclosures to the public. To this end, the Company has taken steps to implement enhancements to its corporate governance practices and ensure that its business is operated in the best interests of its stockholders and in full compliance with its legal obligations including the new corporate governance listing standards of the NYSE and recently adopted regulations of the Securities and Exchange Commission (the “SEC”). In particular, the Company has:

•	determined that six out of the seven members of the Company’s Board of Directors meet the independence requirements of the NYSE;

•	held executive sessions of the Board of Directors, whereby non-management directors meet in regularly scheduled executive sessions; Michael A. Cawley presides over these sessions as lead independent director;

•	adopted a policy regarding director attendance at annual meetings of stockholders;

•	adopted a policy regarding stockholder communications with the Board of Directors;

•	determined that all of the members of the Audit Committee of the Board of Directors meet the independence requirements of the NYSE and SEC rules;

•	determined that all of the members of the Audit Committee of the Board of Directors are financially literate and that Dale P. Jones is the “audit committee financial expert” within the meaning of the NYSE and SEC rules;

•	instituted procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	adopted pre-approval policies and procedures for audit and non-audit services;

•	adopted a hiring policy for former employees of the independent auditor;

•	adopted revised charters for the Audit Committee, the Compensation, Benefits and Stock Option Committee, the Environment, Health and Safety Committee and the Corporate Governance and Nominating Committee (the “Governance Committee”);

•	adopted Corporate Governance Guidelines as required under NYSE rules;

•	determined that all members of the Governance Committee and Compensation, Benefits and Stock Option Committee meet the independence requirements of the NYSE;

•	amended the Company’s Code of Business Conduct and Ethics, which applies to all officers, directors and employees; and adopted a Code of Ethics for Chief Executive and Senior Financial Officers, which applies to certain senior officers, as defined in the code; and

•	amended the Company’s nominating committee processes, including the procedures by which stockholders recommend director candidates.

      You can access all committee charters, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive and Senior Financial Officers and other corporate governance materials in the “Corporate Governance” section of our website at www.nobleenergyinc.com, or you may receive copies without charge by writing to us at: Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067, Attention: Investor Relations.

VOTING SECURITIES

      Only holders of record of common stock of the Company, par value $3.33 1/3 per share, at the close of business on March 15, 2004, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. A majority of the shares of common stock entitled to vote, present in person or represented by proxy is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 57,710,547 shares of common stock. Each share of common stock is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tabulation sets forth as of March 1, 2004 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of common stock.

	Number of Shares		Percent
Name and Address of Beneficial Owner	Beneficially Owned(1)		of Class

PRIMECAP Management Company	5,425,000	(2)	9.4%
225 South Lake Avenue, #400
Pasadena, CA 91101-3005
Capital Research & Management	5,230,000		9.1%
333 South Hope
Los Angeles, CA 90071
AXA Financial, Inc.	4,655,800	(3)	8.1%
Alliance Capital Management Company
1290 Avenue of the Americas
New York, NY 10104

(1)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2)	Included in the shares that are beneficially owned by PRIMECAP Management Company are 3,400,000 shares of common stock in which shared dispositive power and sole voting power are owned by Vanguard PRIMECAP Fund.

(3)	Included in the shares that are beneficially owned by AXA Financial, Inc. are 47,700 shares of common stock in which shared dispositive power and sole voting power are owned by Equitable Life Assuarance Society of the United States.

PROPOSAL I

ELECTION OF DIRECTORS

      As of the date of this proxy statement, the Board of Directors of Noble Energy consists of seven directors, six of whom are non-employee directors. All of the nominees for director will serve for a one-year term of office that will expire at the 2005 annual meeting. All of the current nominees for director were elected directors of the Company by vote of the stockholders at the 2003 annual meeting. An eighth director position was created by the Board of Directors and Rebecca A. McDonald was elected by the Board to fill the new position effective November 18, 2003. Effective March 12, 2004, Ms. McDonald resigned her position on the Board in order to devote time and attention to her new position as President of Gas and Power for BHP Billiton. James C. Day will leave the Board on April 27, 2004, contemporaneously with the election of the new Board at the annual meeting, after a total of over eight years of providing distinguished service and leadership. We are indebted to Mr. Day for his invaluable insight and commitment to Noble Energy. The Board will be reduced to six directors effective at the annual meeting as a result of Mr. Day’s departure. Proxies may only be voted for the six nominees listed below.

      Generally, the Company’s by-laws provide that a stockholder must deliver written notice to the Secretary of the Company not later than 90 calendar days prior to the annual meeting naming the stockholder’s nominee(s) for director and specifying certain information concerning the stockholder and nominee(s). Accordingly, a stockholder’s nominee(s) for director to be presented at the 2005 annual meeting of stockholders must be received by the Company no later than January 26, 2005.

      Directors are elected by plurality vote. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. The Board recommends that stockholders vote FOR the election of all nominees.

Nominees for Director

      Michael A. Cawley — Mr. Cawley has served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (the “Foundation”) since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. Prior to 1991, Mr. Cawley was the President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law. Mr. Cawley, age 56, has served as a trustee of the Foundation since 1988 and is also a director of Panhandle Royalty Company and Noble Corporation. He has served as a director of the Company since 1995 and its Lead Independent Director since 2001.

      Edward F. Cox — Mr. Cox has been a partner in the law firm of Patterson, Belknap, Webb & Tyler LLP, New York, New York for more than five years. He is the chair of the firm’s corporate department and a member of the firm’s management committee. Mr. Cox, age 57, has served as a director of the Company since 1984.

      Charles D. Davidson — Mr. Davidson has served as President and Chief Executive Officer of the Company since October 2000 and has served as Chairman of the Board since April 2001. Prior to October 2000, he served as President and Chief Executive Officer of Vastar Resources, Inc. (“Vastar”) from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From December 1992 to October 1993, he was Senior Vice President of the Eastern District for ARCO Oil and Gas Company. From 1988 to December 1992, he held various positions with ARCO Alaska, Inc. Mr. Davidson, age 54, joined ARCO in 1972.

      Kirby L. Hedrick — Mr. Hedrick served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. Mr. Hedrick, age 51, was elected to the Company’s Board of Directors on August 1, 2002.

      Dale P. Jones — In 1998, Mr. Jones retired from his position as Vice Chairman of Halliburton Company, an energy services company, a position he had held since 1995. Prior thereto, Mr. Jones had served in various executive and management capacities for Halliburton for more than 30 years. He also served as a consultant for Halliburton from October 2, 1998 until October 1, 2000. Mr. Jones, age 67, has served as a director of the Company since October 1998. Mr. Jones also serves as a director of Telsco Industries, Inc.

      Bruce A. Smith — Mr. Smith has served as President and Chief Executive Officer of Tesoro Petroleum Corporation since 1995 and has served as its Chairman since 1996. Mr. Smith, age 60, joined Tesoro in 1992. He was elected to the Company’s Board of Directors on March 6, 2002.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Board of Directors held seven meetings in 2003, consisting of five regular meetings, the annual organizational meeting and one special meeting.

      All directors are expected to attend each annual meeting of stockholders. A director who is unable to attend the annual meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at the annual meeting will be considered by the Governance Committee in assessing each director’s performance. Last year, all directors attended the annual meeting of the stockholders.

Independence of the Board of Directors

      The NYSE recently adopted new independence standards for companies listed on the Exchange, including Noble Energy. These standards require a majority of the Board of Directors to be independent and every member of each of the Audit Committee, the Governance Committee and the Compensation, Benefits and Stock Option Committee to be independent. A director is considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company. The standards relied upon by the Board in affirmatively determining a director’s independence are set forth in the NYSE rules, which generally provide that (i) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father-and mother-in-law, son-and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer, of the Company, would not be independent for a period of three years after termination of such relationship; (ii) a director who receives, or whose immediate family receives as an executive officer of the Company, more than $100,000 per year in direct compensation from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount; (iii) a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company would not be independent until a period of three years after the termination of such relationship; (iv) a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent for a period of three years after the end of such relationship; and (v) a director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, would not be independent until a period of three years after falling below such threshold. In addition to these objective standards, and in compliance with the NYSE rules, the Board of Directors has adopted a general standard that no director will be considered independent who has any other material relationship with the Company that could interfere with the director’s ability to exercise independent judgment. The Board of Directors exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with the Company.

      The Board of Directors, applying the standards referenced above, affirmatively determined that Michael A. Cawley, Edward F. Cox, James C. Day, Kirby L. Hedrick, Dale P. Jones and Bruce A. Smith are independent. The Board of Directors also determined that all members of the Board’s Audit Committee, the Governance Committee and the Compensation, Benefits and Stock Option Committee are independent.

Communications with Directors

      Stockholders and other interested parties may contact any member of the Board, any Board committee or any chair of any such committee by mail, electronically or by calling the Company’s independent, toll-free compliance line. To communicate by mail with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All correspondence should be sent to Noble Energy, Inc., Attention: Corporate Secretary, at 100 Glenborough, Suite 100, Houston, Texas 77067. To

communicate with any of the Company’s directors electronically, stockholders should go to the Company’s website at www.nobleenergyinc.com. Under the headings “Corporate Governance/ Corporate Governance Guidelines”, you will find a link under Exhibit 3 (“Shareholder Communications with Directors”) that may be used for writing an electronic message to the Board, any individual director, or any group or committee of directors. In addition, stockholders may call the Company’s independent, toll-free compliance line listed on the Company’s website under the headings “Corporate Governance/ Audit Committee Complaints Policy”.

      All stockholder communications properly received will be reviewed by the office of the Company’s General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

Evaluation of Director Nominees

      The Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or listing requirements of the NYSE.

      In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. In addition, the Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Governance Committee will also seek to have the Board represent a diversity of backgrounds, experience, gender and race.

      The Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a CEO or CFO of a public company or exiting government or military service or business and civic leaders in the communities in which the Company’s facilities are located. The Governance Committee also, from time to time, will engage firms that specialize in identifying director candidates. The Governance Committee will also consider candidates recommended by stockholders.

      Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Governance Committee Chair or another member of the Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Governance Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Governance Committee’s evaluation process will be the same whether or not a candidate is recommended by a stockholder, although the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

      The Governance Committee will consider director nominees of stockholders made in writing to the attention of the Corporate Secretary and received by the Corporate Secretary not less than 90 days in advance of an annual stockholder meeting. A stockholder must include the following information with his or her recommendation for director nominee:

•	The name and address of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership;

•	Whether the stockholder intends to appear in person or by proxy at the annual stockholders meeting to make the nomination;

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is made; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Governance Committee and nominated by the Board.

Committees of the Board

      The Board has four standing committees, whose names, current members and primary functions are as follows:

Audit Committee — Dale P. Jones, Chairman; Michael A. Cawley; Edward F. Cox; and Bruce A. Smith. The primary purpose of the Audit Committee is to (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee held eight meetings during 2003. For more details, see information under the section “Report of the Audit Committee.”

Compensation, Benefits and Stock Option Committee — Bruce A. Smith, Chairman; Edward F. Cox; Kirby L. Hedrick; and Dale P. Jones. The purpose of the Compensation, Benefits and Stock Option Committee is to (a) review and approve corporate goals and objectives in the areas of: (1) salary and bonus compensation, (2) benefits, and (3) equity based compensation, as these areas relate to the Chief Executive Officer (“CEO”), evaluating the CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on that evaluation; (b) make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans; and (c) produce a committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K. The Compensation, Benefits and Stock Option Committee held six meetings during 2003. For more details, see information under the section “Report of the Compensation, Benefits and Stock Option Committee on Executive Compensation.”

Corporate Governance and Nominating Committee — Michael A. Cawley, Chairman; Edward F. Cox; James C. Day; Kirby L. Hedrick; Dale P. Jones; and Bruce A. Smith. The overall purpose of the Corporate Governance and Nominating Committee is: (1) to take a leadership role in providing a focus on corporate governance to enable and enhance the Company’s short and long-term performance; (2) to engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by the Board; (3) to develop, and recommend to the Board, a set of corporate governance principles or guidelines applicable to the Company; (4) to advise the Board with respect to the Board’s composition, procedures and committees; and (5) to oversee the evaluation of the Board and management. The Corporate Governance and Nominating Committee held six meetings during 2003.

Environment, Health and Safety Committee — Kirby L. Hedrick, Chairman; Charles D. Davidson; and James C. Day. The overall purpose of the Environment, Health and Safety Committee is to assist the Board of Directors in determining whether the Company has appropriate policies and management systems in place with respect to environment, health and safety (“EH&S”) matters and to monitor and review compliance with applicable EH&S laws, rules and regulations. The Environment, Health and Safety Committee held five meetings during 2003.

      Each director attended at least 75% of the meetings of the Board of Directors and its committees of which he or she was a member during the past fiscal year.

Compensation Committee Interlocks and Insider Participation

      Mr. Day is the Chairman of the Board and Chief Executive Officer of Noble Corporation. During 2003, the Company paid Noble Corporation (formerly Noble Drilling Corporation) approximately $2.6 million for drilling services. As an operator, the Company also paid approximately $126,898 to Noble Corporation on behalf of other working interest owners and approximately $1.0 million to Noble Corporation as oil and gas royalties. During this period, the Company, as operator, also received payments from Noble Corporation of approximately $35,778 for certain Noble Corporation leasehold working interests operated by the Company.

      Michael A. Cawley is President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. Mr. Cawley and James C. Day are trustees of the Foundation. During 2003, the Company paid approximately $157,916 to the Foundation, principally relating to reimbursement of expenses for the Company’s use of an aircraft owned by the Foundation. The Company received payments from the Foundation of approximately $7,397 for the Foundation’s usage of the Company’s aircraft.

      Bruce A. Smith is President and Chief Executive Officer of Tesoro Petroleum Corporation. During 2003, the Company paid approximately $275,960 to Tesoro Marine Services, Inc., a subsidiary of Tesoro Petroleum Corporation, for supplies used in the Company’s business.

Compensation of Directors

      Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $37,500 and a fee of $1,000 for each Board or committee meeting attended. With the exception of the Audit Committee, the chairman of each committee, if not also an employee or officer of the Company, receives an additional annual fee of $2,500. The chairman of the Audit Committee receives an additional $12,000 annual fee. The position of “Lead Independent Director,” which is filled by a non-employee director, receives an additional annual fee of $12,000. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

      Non-employee directors are entitled to the benefit of the Company’s Non-Employee Director Fee Deferral Plan. Under the terms of this plan, non-employee directors may, during a specified period of time each year, elect to have all or any portion of their director fees deferred for future payment by the Company. The plan originally provided that the deferral could be in the form of a dollar amount and/or in the form of phantom stock units. In 2003 the phantom stock units provision was removed from the deferral plan.

      Non-Employee Director Stock Option Plan. The 1988 Nonqualified Stock Option Plan for Non-Employee Directors, as amended, provides for the grant of nonqualified stock options to each director of the Company who is neither an employee nor officer of the Company. The plan provides generally for a fixed grant of options annually on each February 1 during the term of the plan. An automatic grant is made (i) to each new non-employee director at the time of the director’s election of an initial option to purchase 10,000 shares of common stock and (ii) to each incumbent non-employee director on February 1 each year of an option to purchase 5,000 shares of common stock. The purchase price per share of common stock under the option is fair market value on the date of grant. The options have a ten-year term and are initially exercisable one year after date of grant.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2004. This firm has audited the accounts of the Company since May 2002. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

      One or more members of KPMG LLP are expected to be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

      The Board recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as independent auditors.

PROPOSAL III

APPROVAL OF AMENDMENT TO

1988 NONQUALIFIED STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS

      The 1988 Nonqualified Stock Option Plan for Non-Employee Directors (the “1988 Plan”) was adopted by the Board of Directors of the Company and approved by the stockholders of the Company at the 1989 annual meeting of stockholders. At the 2004 annual meeting, the Company’s stockholders are being asked to approve an amendment to the 1988 Plan to increase the number of shares of common stock authorized for issuance under the 1988 Plan from 550,000 shares to 750,000 shares (an increase of 200,000 shares). The Board of Directors unanimously adopted this amendment on January 27, 2004, subject to stockholder approval at the annual meeting.

      As of March 1, 2004, options for 282,785 shares of common stock were outstanding under the 1988 Plan, and 14,786 shares of common stock remained available for future grants under the 1988 Plan. If this amendment is approved, 214,786 shares of common stock will be available for issuance under the 1988 Plan. The proposed amendment will assure that the number of shares of common stock available for issuance under the 1988 Plan will be sufficient to allow the Company to continue making automatic grants throughout the term of the 1988 Plan, which expires in 2006, to new and incumbent non-employee directors as set forth under the Plan. The proposed amendment will not be implemented unless approved by the stockholders.

      The following is a summary of the principal features of the 1988 Plan, as amended and restated (without giving effect to the proposed Plan amendment). The summary does not purport to be a complete description of all provisions of the 1988 Plan and is qualified in its entirety by the text of the 1988 Plan, a copy of which is attached to this proxy statement as Appendix A. Capitalized terms not otherwise defined below have the meanings ascribed to them in the 1988 Plan.

General

      The 1988 Plan authorizes the issuance of up to 550,000 shares of common stock of the Company. Any shares of common stock allocable to the unexercised portion of an option that expires or terminates will again be available for the purposes of the 1988 Plan. The 1988 Plan contains provisions providing for the adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in common stock, combinations or certain other events. The 1988 Plan originally provided for the grant of nonqualified stock options and SARs but was amended during 1993 to eliminate the granting of SARs.

Administration

      The 1988 Plan is administered by the Board of Directors. The Board has no authority, discretion or power to select the participants who will receive options pursuant to the 1988 Plan, to set the number of shares of common stock to be covered by each option, to set the exercise price or the period within which the options may be exercised or to alter any other terms or conditions specified therein, except in the sense of administering the 1988 Plan subject to the express provisions of the 1988 Plan and except as set forth below under “Stock Options” and “Amendment of the Plan.”

Stock Options

      The 1988 Plan provides that, on each February 1 during the term of the 1988 Plan, options shall be granted automatically to the incumbent non-employee directors serving the Company on such date. Options shall be granted to new non-employee directors at the time of their election or appointment to the Board of Directors of the Company. The grant of an option pursuant to the 1988 Plan shall be referred to hereinafter as the “grant date” of such option. The Board of Directors may revoke, on or prior to each February 1, the next automatic grant of options otherwise provided for by the 1988 Plan if no options have been granted to employees since the preceding February 1 under the Company’s 1992 Stock Option and Restricted Stock Plan or any other employee stock option plan that the Company might adopt hereafter.

      On each grant date, each new non-employee director of the Company, who has not made an irrevocable, one time election declining to participate in the 1988 Plan, will be granted an option to purchase 10,000 shares of common stock, upon election to the Board of Directors. On each grant date, each incumbent non-employee director of the Company, who has not made an irrevocable, one time election declining to participate in the 1988 Plan, will be granted an option to purchase 5,000 shares of common stock.

      The price at which each share of common stock covered by an option may be purchased upon exercise of such option pursuant to the 1988 Plan is the fair market value of the share on the grant date of such option. The period within which a non-employee director’s option may be exercised commences at the close of such director’s first year of service as a director after the grant date of such option and ends upon the expiration of ten (10) years from the grant date, unless terminated sooner due to termination of service or death, or unless such option is fully exercised prior to the end of such ten-year period.

      If a non-employee director dies during his tenure or within five (5) years after his tenure has ended, his estate would have five (5) years from the date of death to exercise the option, provided that such option had been exercisable at the time of his termination and that the date of exercise would otherwise be within the option period; provided, however, that if the non-employee director is removed for fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company, such option would be void. The options are only transferable (1) by will or by the laws of descent and distribution or (2) to a permitted transferee (as defined below). An option may be transferred to a permitted transferee if (i) there is no consideration for the transfer, (ii) the original optionee remains liable for all withholding obligations associated with the exercise of the option, (iii) the original optionee notifies the Company of the transfer and other specified information, and (iv) the Board approves the form of the transfer documents effectuating the transfer. The term “permitted transferee” means, with respect to an original optionee, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the original optionee, including adoptive relationships, (ii) any person sharing the original optionee’s household (other than a tenant or an employee), (iii) a trust in which the persons described in clauses (i) and (ii) above have more than fifty percent of the beneficial interest, (iv) a foundation in which the original optionee and/or persons described in clauses (i) and (ii) above control the management of assets, and (v) any other entity in which the original optionee and/or persons described in clauses (i) and (ii) above own more than fifty percent of the voting interests.

Amendment of the Plan

      Subject to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board may from time to time amend, modify, suspend or terminate the 1988 Plan, provided that no such amendment, modification, suspension or termination may (a) impair any options theretofore granted under the 1988 Plan or deprive any optionee of any shares of common stock which he or she may have acquired through or as a result of the 1988 Plan or (b) be made without the approval of the stockholders of the Company where such change would (i) increase the total number of shares of common stock which may be granted under the 1988 Plan or decrease the purchase price under the 1988 Plan (other than in accordance with the 1988 Plan’s antidilution provisions), (ii) materially alter the class of persons eligible to be granted options under the 1988 Plan, (iii) materially increase the benefits accruing to optionees under the 1988 Plan or (iv) extend the term of the 1988 Plan or the option period.

Termination

      Unless previously terminated, the 1988 Plan will terminate at the close of business on July 25, 2006, after which time no further grants may be made under the 1988 Plan.

United States Federal Income Tax Consequences

      The following summary is based upon an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences and such consequences may be either more or less favorable than those described below depending on an employee’s particular circumstances.

      All options granted under the 1988 Plan are non-statutory options not entitled to special tax treatment under Section 422 of the Code. The 1988 Plan is also not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

      No income will be recognized by an optionee for federal income tax purposes upon the grant of an option. Except as described below in the case of an “insider” subject to Section 16(b) of the Exchange Act who exercises his or her option less than six (6) months from the date of grant, upon exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. In the absence of an election pursuant to Section 83(b) of the Code, an “insider” subject to Section 16(b) of the Exchange Act who exercises an option less than six (6) months from the date the option was granted will recognize income on the date six (6) months from the date of the grant in an amount equal to the excess of the fair market value of the shares on such date over the option price of such shares. An optionee subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election, pursuant to Section 83(b) of the Code, no later than 30 days after the date of such exercise. Directors of the Company generally are considered to be “insiders” for purposes of Section 16(b) of the Exchange Act.

      The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee. The basis of shares transferred to an optionee pursuant to exercise of an option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If the optionee thereafter sells shares acquired upon exercise of an option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

Vote Required and Board Recommendation

      At the annual meeting stockholders are being asked to approve the amendment of the 1988 Plan to increase the total number of shares of common stock authorized for issuance under the 1988 Plan by

200,000 shares. Approval of the proposed amendment will require the affirmative vote of a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the common stock entitled to vote on the proposal.

      The Board of Directors recommends that you vote FOR the approval of the proposed amendment of the 1988 Plan.

PROPOSAL IV

APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER

NOBLE ENERGY’S 2004 LONG-TERM INCENTIVE PLAN FOR PURPOSES OF
SECTION 162(m) OF THE INTERNAL REVENUE CODE

      On January 27, 2004, the Board of Directors adopted a 2004 Long-Term Incentive Plan (“LTIP”). The LTIP, which is effective as of January 1, 2004, provides for awards of stock options, restricted stock and performance units payable in cash to key employees of the Company subject to the attainment of certain performance objectives. This new plan replaces the Company’s historical long term compensation practice, which consisted solely of the granting of stock options.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including “performance-based” compensation within the meaning of Section 162(m), are generally excluded from this limit. The stock options granted pursuant to the LTIP will be performance-based compensation for purposes of Section 162(m). However, in order for the restricted stock awards and performance unit payments pursuant to the LTIP following the 2004 annual meeting to qualify as “performance-based” within the meaning of Section 162(m), the material terms of the performance goals upon which the restricted stock awards and performance units are contingent must be approved by the stockholders.

      Solely for the purpose of enabling the Company to deduct in full for federal income tax purposes the compensation recognized by certain key employees of the Company in connection with certain awards that may be granted in the future under the LTIP, the Board is seeking stockholder approval of the following provisions of the LTIP (the “Section 162(m) Qualifying Provisions”):

•	All key employees of the Company or any affiliate of the Company, as designated by the Compensation, Benefits and Stock Option Committee of the Board (the “Compensation Committee”), are eligible to be granted awards under the LTIP.

•	The business criteria on which the performance goals for the restricted stock awards and performance units are based may include one or more or a combination of objectives, including (i) price, earnings or cash flow per share of stock, (ii) gross revenues or net profits, (iii) total stockholder return, (iv) growth in reserves or production, (v) finding and development costs or (vi) operating costs.

•	No participant may receive under the LTIP a stock option or restricted stock award (or a combination thereof) for more than 200,000 shares of common stock in any calendar year, or performance unit payments in excess of $4 million in any calendar year.

Summary of Material Terms of the LTIP

      The LTIP was adopted by the Board on January 27, 2004 and is administered by the Compensation Committee. All key employees of the Company, or any affiliate of the Company, are eligible to be granted awards under the LTIP. For the initial performance period there are approximately 130 key employees of the Company and its affiliates. The Compensation Committee has the discretion to determine the key employees of the Company and to designate certain of those key employees who will participate in the LTIP.

      For each performance period, the Compensation Committee may award restricted stock, stock options and performance units payable in cash, or any combination thereof, to eligible employees. A performance period is the three-year period beginning on each January 1. The business criteria on which the performance goals for the restricted stock and performance units are based may include one or more or a combination of objectives, including (i) price, earnings or cash flow per share of stock, (ii) gross revenues or net profits, (iii) total stockholder return, (iv) growth in reserves or production, (v) finding and development costs, (vi) operating costs or (vii) other objective performance measurements or goals acceptable to the Compensation Committee. These performance goals may be based on the performance of the Company itself or in relation to its peers, or on the performance of a particular key employee, division, department, subsidiary or other unit to which a particular key employee is assigned. The Compensation Committee may vary the performance goals for a particular participant or group of participants under the LTIP. The performance goals may be weighted to reflect their relative significance to the Company for a particular performance period. Any restricted stock granted or performance unit payments made under the LTIP based on performance goal business criteria not specifically set forth above as Section 162(m) Qualifying Provisions and approved by the stockholders will not qualify for deduction under Section 162(m) of the Code.

      Pursuant to the terms of the LTIP, stock options and restricted stock will be awarded under the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (the “1992 Plan”). As set forth in the 1992 Plan, the maximum number of shares of common stock of the Company for which stock options may be granted or which may be awarded as restricted stock to any one participant in a particular calendar year cannot exceed 200,000. The maximum amount of performance unit payments that may be paid in cash to any key employee eligible to participate in the LTIP in any calendar year is $4 million.

      The Compensation Committee has the authority to construe the LTIP, make all necessary determinations in connection with administering the LTIP, and amend or terminate the LTIP at any time.

      The Board of Directors believes that it is in the best interests of the Company and its stockholders to get the full income tax deduction for performance-based compensation made under the LTIP. Therefore, solely for the purposes of qualifying such performance-based compensation under Section 162(m) of the Code, we are asking our stockholders to approve the Section 162(m) Qualifying Provisions of the LTIP set forth above. The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting is required for approval of this proposal. If the Section 162(m) Qualifying Provisions are not so approved, any award under the LTIP made prior to the annual meeting shall remain in full force and effect in accordance with the provisions of the LTIP, but in all other respects the LTIP shall terminate and no further awards will be made pursuant to the LTIP.

      The Board of Directors recommends that you vote FOR the proposal to approve the Section 162(m) Qualifying Provisions of the LTIP.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following tabulation sets forth as of March 1, 2004 the shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and named executive officers as a group.

	Common Stock Beneficially Owned(1)

	Number		Percent of
Name	of Shares		Class(2)

Director
Michael A. Cawley	47,371	(3)(4)	.08%
Edward F. Cox	70,572	(3)	0.1%
Charles D. Davidson	230,896	(3)(6)(8)	0.4%
James C. Day	27,018	(3)(4)	.05%
Kirby L. Hedrick	16,000	(3)	.03%
Dale P. Jones	25,286	(3)	.04%
Rebecca A McDonald	-0-	(10)	0%
Bruce A. Smith	16,500	(3)	.03%
Named Executive Officers (excluding any director named above) and Group
Susan M. Cunningham	41,870	(3)(8)	.07%
Albert D. Hoppe	51,334	(3)(9)	.09%
James L. McElvany	158,044	(3)(6)(7)(8)	.27%
William A. Poillion, Jr.	277,393	(3)(6)(8)	.48%
All directors and named executive officers as a group (12 persons)	962,284	(3)(4)(5)(7)(8)	1.67%

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)	Less than one-hundredth of one percent unless otherwise indicated.

(3)	Includes shares not outstanding but subject to currently exercisable options, as follows: Mr. Cawley — 46,571, shares; Mr. Cox — 51,572 shares; Mr. Davidson — 216,333 shares; Mr. Day — 26,000 shares; Mr. Hedrick — 15,000 shares; Mr. Jones — 24,286 shares; Mr. Smith — 15,000 shares; Mrs. Cunningham — 39,667 shares; Mr. Hoppe — 51,334 shares; Mr. McElvany — 129,028 shares; Mr. Poillion — 208,318 shares.

(4)	Mr. Cawley and Mr. Day are two of thirteen trustees of The Samuel Roberts Noble Foundation, Inc. The Samuel Roberts Noble Foundation, Inc. holds of record 2,527,933 shares (4.4%) of Company common stock. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Where there are multiple trustees of a company and a majority vote is required for corporate action, no individual trustee is deemed to have beneficial ownership of securities held by such company. Accordingly, the 2,527,933 shares held of record by the Foundation are not reflected in Mr. Cawley’s or Mr. Day’s beneficial ownership of common stock.

(5)	Includes shares not outstanding but subject to currently exercisable options.

(6)	Includes shares not outstanding but indirectly held in a qualified 401(k) Plan, as follows: Mr. Davidson — 9,030 shares; Mr. McElvany — 6,554 shares; Mr. Poillion — 16,340 shares.

(7)	Included in the shares that are beneficially owned by Mr. McElvany are 1,046 shares of common stock in which shared dispositive power and sole voting power are owned by Mr. McElvany’s two sons.

(8)	Includes restricted stock awards not currently vested, as follows: Mr. Davidson — 11,160 shares; Ms. Cunningham — 2,203 shares; Mr. McElvany — 2,093 shares; Mr. Poillion — 2,130 shares.

(9)	Albert D. Hoppe resigned as General Counsel and Secretary of the Company effective January 31, 2004. Mr. Hoppe retained his title of Senior Vice President of the Company until March 5, 2004, at which time he resigned from such position. Arnold J. Johnson succeeds Mr. Hoppe as Vice President, General Counsel and Secretary of the Company.

(10)	Ms. McDonald served on the Board of Directors from November 18, 2003 until her resignation on March 12, 2004.

EXECUTIVE COMPENSATION

      The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors and the information under the section “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this proxy statement, or to the liabilities of Section 18 of the Exchange Act, and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

REPORT OF THE COMPENSATION, BENEFITS

AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

To the Stockholders

of Noble Energy, Inc.:

      The basic function of the Compensation, Benefits and Stock Option Committee (the “Committee”) is to (a) review and approve corporate goals and objectives in the areas of: (1) salary and bonus compensation, (2) benefits, and (3) equity based compensation, as these areas relate to the Chief Executive Officer (“CEO”), evaluating the CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on that evaluation; and (b) make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

Compensation Philosophy

      The Company’s compensation philosophy is to pay employees for the value of their contributions, recognizing differences in individual performance through the various components of total compensation. Total compensation consists of base salary, incentives and benefits. The Company’s objective is to provide a total compensation program that is flexible enough to respond to changing market conditions and which also aligns compensation levels with sustained performance and comparable industry benchmarks. Compensation levels are evaluated annually to ensure they are market competitive and that they reflect relative performance within the Company.

      The executive compensation policy of the Company, which is endorsed by the Committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company. In administering the executive compensation program, the Committee is mindful of the following principles and guidelines, which are supported by the full Board.

      Base salaries for executive officers should be competitive to comparable positions in peer companies. A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of stockholders of the Company. This variable part of annual compensation should reflect both corporate and individual performance. As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of incentive-based compensation. Stock options, restricted stock and performance goals provide executives long-term incentive and are beneficial in aligning the interests of executives and stockholders in the enhancement of stockholder value.

Components of Compensation Program

      The 2003 executive compensation program consisted of three principal elements, which are discussed below: base salary, an annual incentive bonus plan and stock options that are exercisable over a ten-year period.

Base Salary: Base salary for executive officer positions is determined principally by competitive factors. The Company obtains information through participation in oil and gas industry compensation surveys conducted by independent compensation consultants. In 2003, the Committee engaged an independent compensation consultant to update its review of the Company’s executive compensation programs. The review covered base salary, the annual incentive bonus plan and long-term incentive plan. The Committee analyzes the information and makes annual adjustments based on performance and market conditions. The policy of the Committee generally is to establish base salary levels that approximate survey averages. Based on the consultant’s survey, adjustments were made to certain executive officers’ base salary to more closely approximate the market averages. According to data supplied by the consultant, after the 2003 adjustments, the top five executive salaries varied between approximately 11 percent above to 12 percent below the market median.

Annual Incentive Bonus Plan: The annual incentive bonus plan in which executive officers participate is available to all full-time employees of the Company and its subsidiaries. The target bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. Target percentage factors range from 5 to 100 percent, with factors of 100 percent for the CEO and 60 percent for the other four top paid executive officers.

In the 2003 performance year, the Committee set annual performance goals for the Company and its business units to include four specific performance based measures with one discretionary component assigned by the Committee. The performance measures, which sum to 70% of the target percentage, are discretionary cash flow, reserve additions, production, and controllable unit costs. These performance measures and the related targets for discretionary cash flow, reserve additions, production, and controllable unit costs were reviewed and recommended by the Committee and approved by the full Board. Discretionary cash flow is composed of net income, adding back depreciation, depletion and amortization and various other non-cash expense items, including deferred tax. In the early part of 2004, the Committee reviewed the overall performance of the Company for fiscal year 2003 and assigned an appropriate achievement factor to its discretionary component. Payout under the plan based on the performance goals stated above occurred in February 2004.

Stock Options and Restricted Stock: The Company’s 1992 Stock Option and Restricted Stock Plan (the “1992 Plan”) is designed to align a significant portion of the executive compensation program with stockholder interests. The 1992 Plan, which was approved by stockholders in 1992 and amended and restated in 1997, 2000, 2002 and 2003, permits the use of several different types of stock-based grants or awards: nonqualified or incentive stock options with or without stock appreciation rights and restricted stock.

Option grants represent the right to purchase shares of common stock over a period of up to ten years upon such terms and conditions, consistent with the provisions of the 1992 Plan, as are specified by the Committee at the time of grant. The option price for incentive stock options is not less than the fair market value per share at the date of grant. Restricted stock may be awarded by the Committee subject to such terms and conditions as may be specified by the Committee, provided that the restriction period must be at least three years from the date of award (or one year in the case of restricted stock awarded with performance-based conditions). As of December 31, 2003, only nonqualified stock options at fair market value have been granted under the 1992 Plan.

In July 2002, the Company engaged an independent compensation consultant to advise the Committee as to appropriate 2003 executive grant guidelines. The consultant based its recommendations as to appropriate grant guidelines on an analysis of average annual stock grants over a three-year period as disclosed in publicly available proxy statements of thirteen companies it considered comparable to the

Company in business and scope. Using the consultant’s report, and adjusting its recommendations to account for changes in the Company’s stock price, the Committee in 2003 adopted grant multiples of 3.9 of base salary for the CEO and 2.7 to 3.3 for other executive officers.

The approximate number of shares granted is determined by dividing (i) the optionee’s annual base salary multiplied by the applicable grant multiple by (ii) the fair market value per share of the underlying common stock on the calculation date. The Committee, in its discretion, can adjust the number of shares granted under the 1992 Plan from the number determined under the grant guidelines. Options granted to executive officers in 2003 contained the following terms and conditions: 10-year term; vesting at the rate of one-third per year commencing on the first anniversary of the grant date; and option price equal to fair market value per share at the grant date.

In 2003, the Committee engaged an independent compensation consultant to review and evaluate the Company’s historical long term compensation practice, which consisted solely of the granting of stock options. Based on that review, a 2004 Long-Term Incentive Plan (“LTIP”) was approved by the Committee and adopted by the Company’s Board of Directors on January 27, 2004 that incorporates the use of stock options, restricted stock and performance units. This new plan achieves the Committee’s objectives, which were to: (i) provide a comprehensive long-term incentive program that is performance-driven and rewards long-term business success; (ii) offer competitive long-term incentive compensation opportunities to key Company employees; (iii) provide motivation to maximize long-term stockholder value creation; (iv) reward outstanding achievement of those who can most directly affect the Company’s results and instill a sense of business ownership; and (v) assist the Company in attracting and retaining high quality talent. The LTIP, which has an effective date of January 1, 2004, provides for awards of stock options, restricted stock and performance units. The stock options and restricted stock will be issued under the 1992 Plan. Restricted stock will vest after three years subject to performance criteria being satisfied over the performance period. Performance units will be paid in cash based on the attainment of certain predetermined multi-year performance objectives. For grants made in 2004, these objectives are debt-adjusted reserve growth, debt-adjusted production growth and total shareholder return relative to a twenty-company peer group. Generally, each performance period is three years. Prior to the beginning of each period, performance objectives and target awards are established by the Committee and performance units are issued to participants. At the end of each performance period, cash payouts are determined based on the achievement of the objectives. The first full performance period is January 1, 2004 to December 31, 2006. Stock options, restricted stock and performance units were awarded under the LTIP in February 2004.

2003 Compensation of CEO

      Davidson Base Salary, Bonus and Stock Options. As shown in the Summary Compensation Table on page 20, employing the data and policies set forth above, for 2003 the Committee authorized for Mr. Davidson (1) a base salary of $700,000, (2) a bonus of $560,000, which was paid in February 2004 based on the Company’s 2003 performance, and (3) a grant of 75,000 stock options.

Change of Control Agreements

      Davidson Change of Control Agreement. The Company’s change of control agreement with Mr. Davidson includes provisions regarding the severance package that Mr. Davidson may be entitled to if he is terminated within 24 months after a change of control of the Company. A change of control for purposes of Mr. Davidson’s agreement will be deemed to have occurred if any of the following conditions occur:

•	individuals who constituted the Board of Directors at the time of Mr. Davidson’s employment (the “Incumbent Board”) cease to constitute at least 51% of the Board, provided that any person whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board; or

•	the stockholders of the Company approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to the reorganization, merger or consolidation do not immediately thereafter own at least 51% of the voting shares of the new entity; or

•	the stockholders of the Company approve a liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets to a non-related party; or

•	a new person or entity becomes the owner of at least 25% of the outstanding common stock or voting power in the Company.

      If the Company terminates Mr. Davidson for cause, incapacity due to physical or mental illness, or death, the Company has no further liability. A termination for cause, upon the occurrence of certain actions or circumstances enumerated in the change of control agreement, may only be made by the affirmative vote of a majority of the members of the Board of Directors of the Company.

      If the Company terminates Mr. Davidson for any other reason within 24 months after a change of control of the Company, then the Company shall pay or provide the following to Mr. Davidson:

•	all unpaid salary, expenses, compensation and benefits;

•	a lump sum of 2.99 times his annual cash compensation (made up of annual salary and bonus);

•	an amount equal to his pro-rata target bonus for the then-current year;

•	life, disability, medical and dental insurance benefits, upon his written request, for 36 months or such shorter period until Mr. Davidson obtains substantially equivalent coverage from a subsequent employer;

•	his Company stock options; and

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services.

      The above amounts will have a gross-up payment applied to them to offset fully the effect of any federal excise tax on them.

      Change of Control Agreements for Other Officers. As of the date of this proxy statement, each executive officer of the Company has a change of control agreement similar to Mr. Davidson’s, which is described above. Albert D. Hoppe’s resignation from all of the positions he held with the Company became effective March 5, 2004. Mr. Hoppe’s change of control agreement was extinguished simultaneously with the effectiveness of his resignation with the Company. These change of control agreements generally provide for substantially the same terms and conditions as Mr. Davidson’s agreement, except a different multiplier is used in the executive officers’ agreements. This multiplier affects two provisions of the agreement — the lump sum payment that will be made upon termination and the provision of insurance benefits. For example, the multiplier in Mr. Davidson’s agreement is 2.99, so he will receive a lump sum of 2.99 times his annual cash compensation and up to 36 months of benefits (2.99 times 12 months) if he is terminated under certain change of control circumstances that are described above. The multiplier for the executive officers (other than Mr. Davidson) ranges from 2.0 to 2.5. Thus, each executive officer’s lump sum payment is 2.0 to 2.5 times his or her annual cash compensation and his or her insurance benefits may extend for up to 30 months.

Participation in Mineral, Royalty and Overriding Royalty Acquisitions

      In prior years, the Company had a policy pursuant to which officers, directors and key employees of the Company and its subsidiaries were permitted to acquire interests in minerals, royalties and overriding royalties purchased from time to time by the Company. In 2000, the Company’s outside directors discontinued their participation in the program. During 2001, the Board of Directors reviewed the above policy to determine whether it continued to be an effective element of the Company’s overall compensation programs. Based on this review, the Company decided to suspend indefinitely any new participation in this program with the belief that the remaining elements of the Company’s compensation programs provide competitive compensation and performance incentives for the Company’s employees. In 2003, after further review and based on the recommendation of the Committee, the referenced policy was terminated by the Board of Directors.

Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code contains provisions that limit the tax deductibility of executive compensation in excess of $1 million per person per year, subject to certain exceptions. The policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the Committee could determine, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible if the Committee believes the payments are in the Company’s best interest. In 1997, the stockholders of the Company approved the amended and restated 1992 Plan, allowing compensation paid thereunder in the form of stock options and stock appreciation rights to qualify as “performance-based compensation” for purposes of Section 162(m).

Summary

      The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are rewarded commensurately. The Committee believes that compensation levels during 2003 adequately reflect the compensation goals and policies of the Company.

March 22, 2004

Compensation, Benefits and
Stock Option Committee

Bruce A. Smith, Chairman
Edward F. Cox
Kirby L. Hedrick
Dale P. Jones

      The following “Summary Compensation Table,” “Option Grants in 2003” table, “Aggregated Option Exercises in 2003 and 12/31/03 Option Values” table, “Equity Compensation Plan Table,” “Pension Plan Table,” and “Performance Graph” are attachments to this Report of the Compensation, Benefits and Stock Option Committee on Executive Compensation.

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the “named executive officers”) for the years indicated.

Summary Compensation Table

					Long Term
					Compensation
					Awards

		Annual Compensation			Stock
					Options
				Other Annual	(Number of	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Shares)(1)	Compensation($)

Charles D. Davidson,	2003	700,000	560,000	4,100	75,000	145,046	(3)
President and Chief	2002	597,914	196,000	4,106	77,000	92,220
Executive Officer	2001	495,833	551,250	3,815	60,000	31,910	(2)
Susan M. Cunningham	2003	300,000	148,000	136	25,000	198	(3)
Senior Vice President —	2002	279,582	73,400	141	27,000	313
Exploration	2001	203,846	183,645	141	20,000	219
Albert D. Hoppe	2003	264,167	141,000	136	25,000	61,432	(3)
Senior Vice President,	2002	248,332	65,200	141	27,000	42,248
General Counsel and Secretary	2001	240,000	216,000	141	25,000	18,355
James L. McElvany	2003	270,553	131,000	136	25,000	76,233	(3)
Senior Vice President, Chief	2002	239,582	63,200	3,359	27,000	55,591
Financial Officer and Treasurer	2001	216,250	202,500	1,447	25,000	33,626
William A. Poillion, Jr.	2003	290,136	130,000	4,356	25,000	104,937	(3)
Senior Vice President —	2002	278,332	67,500	4,361	27,000	82,382
Production and Drilling	2001	264,167	243,000	4,314	25,000	57,641

(1)	Options represent the right to purchase shares of common stock at a fixed price per share.

(2)	Includes $100 of expense reimbursement for attending Board meetings.

(3)	Consists of contributions by the Company to a defined contribution plan, nonqualified contribution plan and payment by the Company of term life insurance premiums as follows: Mr. Davidson — $11,556/$133,490/$0; Ms. Cunningham — $0/$0/$198; Mr. Hoppe — $7,930/$51,731/$1,771; Mr. McElvany — $8,110/$68,123/$0; Mr. Poillion, Jr. — $8,712/$95,528/$697.

      The following table sets forth certain information with respect to options to purchase common stock granted during the year ended December 31, 2003 to each of the named executive officers.

Option Grants in 2003

	Individual Grants				Potential Realizable
					Value at Assumed Annual
		% of Total			Rates of Stock Price
	Number of Shares	Options	Exercise		Appreciation for
	of Securities	Granted to	or Base		Option Term
	Underlying Options	Employees	Price	Expiration
Name	Granted(1)	in 2003	($/sh)	Date	5%($)(2)	10%($)(3)

Charles D. Davidson	75,000	10.4%	35.37	2/1/13	1,668,064	4,227,203
Susan M. Cunningham	25,000	3.5%	35.37	2/1/13	556,021	1,404,068
Albert D. Hoppe	25,000	3.5%	35.37	2/1/13	556,021	1,404,068
James L. McElvany	25,000	3.5%	35.37	2/1/13	556,021	1,404,068
William A. Poillion, Jr.	25,000	3.5%	35.37	2/1/13	556,021	1,404,068

(1)	Options represent the right to purchase shares of common stock at a fixed price per share. The options vest at the rate of one-third per year commencing on the first anniversary of the grant date.

(2)	Reflects an assumed appreciated market price per share of common stock of $57.61.

(3)	Reflects an assumed appreciated market price per share of common stock of $91.73.

      The following table sets forth certain information with respect to the exercise of options to purchase common stock during the year ended December 31, 2003, and the unexercised options held at December 31, 2003 and the value thereof, by each of the named executive officers.

Aggregated Option Exercises in 2003

and 12/31/03 Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at December 31,		In-the-Money Options at
	Shares		2003 (Number of Shares)		December 31, 2003($)
	Acquired	Value
Name	on Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles D. Davidson	—	—	145,667	146,333	1,070,661	1,507,784
Susan M. Cunningham	—	—	22,333	49,667	170,889	523,406
Albert D. Hoppe	10,000	108,653	25,667	51,333	72,382	454,918
James L. McElvany	1,383	11,029	103,361	51,333	1,311,138	454,918
William A. Poillion, Jr.	11,367	147,373	182,651	51,333	2,376,880	454,918

      The following table summarizes information regarding the number of shares of common stock of the Company that are outstanding and available for issuance under all of the Company’s existing equity compensation plans as of December 31, 2003.

Equity Compensation Plan Table

Number of Securities
Remaining Available
for Future Issuance
	Number of	Weighted-Average	Under Equity
	Securities to be	Exercise Price	Compensation Plans
	Issued Upon	of Outstanding	(Excluding
	Exercise of	Options, Warrants	Securities Reflected
Plan Category	Outstanding Options	and Rights	in Column (a)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,969,044	$34.83	3,268,051
Equity compensation plans not approved by security holders	—	—	—

Total	3,969,044	$34.83	3,268,051

      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

Pension Plan Table

	Estimated Annual Benefits Upon Retirement at Age 65 After
	Completion of the Following Years of Service
60 Month Average
Annual Compensation	15	20	25	30	35

$ 100,000	$30,000	$40,000	$40,000	$45,905	$45,905
150,000	45,000	60,000	60,129	72,155	72,155
200,000	60,000	80,000	82,004	98,405	98,405
300,000	90,000	120,000	125,754	150,905	150,905
400,000	120,000	160,000	169,504	203,405	203,405
600,000	180,000	240,000	257,004	308,405	308,405
800,000	240,000	320,000	344,504	413,405	413,405
1,000,000	300,000	400,000	432,004	518,405	518,405
1,300,000	390,000	520,000	563,254	675,905	675,905
1,400,000	420,000	560,000	607,004	728,405	728,405
1,500,000	450,000	600,000	650,754	780,905	780,905

      Upon vesting, the amount of retirement benefit depends on an employee’s final average monthly compensation, age and the number of years of credited service (maximum of 30). Final average monthly compensation is defined generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive months prior to retirement that give the highest average monthly rate of compensation for the participant. Compensation covered by the defined benefit plans is defined (with certain exceptions) to mean the compensation actually paid to a participant as reported on the participant’s federal income tax withholding statement for the applicable calendar year. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere in this proxy statement under the section “Annual Compensation” approximate covered compensation for 2003. The amount of benefit shown in the above table is not subject to any deductions for social security or any other offset amounts.

      Under the Company’s qualified defined benefit plan and applicable Internal Revenue Code provisions, as of January 1, 2004, the amount of compensation that can be taken into account under the Company’s qualified defined benefit plan was $205,000 and the maximum annual benefit increased to $165,000. The benefits that accrue in excess of these limitations are paid pursuant to the Company’s nonqualified defined benefit plan.

      As of December 31, 2003, the named executive officers had the following approximate number of years of credited service for retirement purposes: Mr. Davidson — 3; Ms. Cunningham — 2; Mr. Hoppe — 3; Mr. Poillion — 27; and Mr. McElvany — 25.

      Under the Company’s nonqualified Deferred Compensation Plan, the named executive officers are eligible to defer portions of the salary and bonus reflected on the Summary Compensation Table above, and to receive certain matching contributions that would have been made to the Company’s qualified 401(k) plan if the plan had not been subject to Internal Revenue Code compensation and contribution limitations. The matching contributions and interest earnings credited to the Deferred Compensation Plan accounts of the named executive officers are reflected in the All Other Compensation column of the Summary Compensation Table above.

      The following graph sets forth the cumulative total stockholder return for the Company’s common stock, the S&P 500 Index, the Dow Jones Total Return Index for Secondary Oil Companies, and a Company peer group, for the years indicated as prescribed by the SEC’s rules and regulations.

PERFORMANCE GRAPH

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG NOBLE ENERGY, INC., THE S&P 500 INDEX
AND THE DOW JONES US OIL COMPANIES, SECONDARY INDEX

	Cumulative Total Return(1)

	12/98	12/99	12/00	12/01	12/02	12/03

Noble Energy, Inc.	100.00	87.60	188.95	145.54	155.59	184.98
S&P 500 Index	100.00	121.01	110.02	96.95	75.52	97.18
Dow Jones Total Return Index for Secondary Oil Companies(2)	100.00	115.40	184.31	169.22	172.88	201.33
Peer Group(3)	100.00	117.03	206.49	165.50	172.74	219.31

(1)	Total return assuming reinvestment of dividends. Assumes $100 invested on December 31, 1998 in common stock, the S&P 500 Index, Dow Jones Total Return Index for Secondary Oil Companies and the Peer Group of Companies.

(2)	Composed of the following companies: Amerada Hess Corporation, Anadarko Petroleum Corporation, Apache Corporation, Ashland, Inc., Burlington Resources Inc., Cabot Oil and Gas, Chesapeake Energy, Cimarex Energy Company, E.O.G. Resources, Evergreen Resources, Forest Oil, Kerr-McGee Corporation, Murphy Oil Corporation, Newfield Exploration, NOBLE ENERGY, INC., Occidental Petroleum Corporation, Pioneer Natural Resources Co., Pogo Producing Co., Stone Energy Corporation, Sunoco Inc., Tosco Petroleum Corp., Tom Brown Inc., Valero Energy Corporation, Vintage Petroleum, Inc. and XTO Energy Inc.

(3)	Composed of the following companies: Apache Corporation, Anadarko Petroleum Corporation, Burlington Resources, Inc., Devon Energy Corporation, EOG Resources, Forest Oil, Kerr-McGee Corporation, Murphy Oil Corporation, Newfield Exploration, NOBLE ENERGY, INC., Pioneer Natural Resources Company, Pogo Production Company, XTO Energy, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with during the year ended December 31, 2003.

CERTAIN TRANSACTIONS

      In the ordinary course of its business, the Company purchases products or services from, or engages in other transactions with, various third parties. Occasionally, these transactions involve entities that are affiliated with one or more members of the Company’s Board of Directors. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

      During 2003, the Company paid Noble Corporation (formerly Noble Drilling Corporation) approximately $2.6 million for drilling services. As an operator, the Company also paid approximately $126,898 to Noble Corporation on behalf of other working interest owners and approximately $1.0 million to Noble Corporation as oil and gas royalties. During this period, the Company, as operator, also received payments from Noble Corporation of approximately $35,778 for certain Noble Corporation leasehold working interests operated by the Company. James C. Day is the Chairman of the Board and Chief Executive Officer of Noble Corporation.

      During 2003, the Company paid approximately $157,916 to Noble Foundation, principally relating to reimbursement of expenses for the Company’s use of an aircraft owned by the Foundation. The Company received payments from the Foundation of approximately $7,397 for aircraft usage. Michael A. Cawley is President and Chief Executive Officer of the Foundation. Messrs. Cawley and Day are trustees of the Foundation.

      During 2003, the Company paid approximately $275,960 to Tesoro Marine Services, Inc., a subsidiary of Tesoro Petroleum Corporation, for supplies used in the Company’s business. Bruce A. Smith is President and Chief Executive Officer of Tesoro Petroleum Corporation.

REPORT OF THE

AUDIT COMMITTEE

To the Stockholders

of Noble Energy, Inc.:

      The primary purpose of the Audit Committee of the Company’s Board of Directors is to assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. The Committee’s function is more fully described in its charter, which the Board has adopted. In light of recent legislation by Congress and new corporate governance listing standards of the New York Stock Exchange (“NYSE”), the Audit Committee and the Board of Directors recently adopted a revised charter on March 4, 2004. A copy of the revised charter is available in the “Corporate Governance” section of our website at www.nobleenergyinc.com. The Audit Committee held eight meetings during 2003.

      During 2003 and continuing to date, the Audit Committee was and is comprised entirely of independent directors as defined and required by the federal securities laws and the applicable listing standards of the NYSE and as so determined by the Company’s Board of Directors. In making this determination, the Board of Directors of the Company considered Mr. Cawley’s positions of President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc., a not-for-profit corporation that owned approximately 4.4% of the Company’s stock at the time (January 27, 2004) of the Board determination. The Board of Directors also reviewed the business relationship between the Company and the Foundation and concluded that this relationship was not material and would not interfere with Mr. Cawley’s exercise of independent judgment for purposes of the NYSE’s audit committee independence requirements. Similarly, the Board reviewed the business relationship between the Company and Tesoro Petroleum Corporation, in light of Mr. Smith’s position as Chairman, President and Chief Executive Officer of that company. The Board determined that this relationship was not material and would not interfere with Mr. Smith’s exercise of independent judgment for purposes of the NYSE’s audit committee independence requirements. As a result of its review, the Board of Directors determined that it was in the best interest of the Company and its stockholders for Messrs. Cawley and Smith to serve as members of the Company’s Audit Committee.

      The Board of Directors re-elected Dale P. Jones to serve as the Chair of the Audit Committee, effective April 29, 2003. The Board has determined that Mr. Jones is both independent and an audit committee financial expert, as defined by SEC rules and regulations.

Review and Discussions

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). Additionally, the Audit Committee has received the written disclosures and the letter from the independent accountants at KPMG LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence.

      In an effort to maintain the accountants’ independence, the Audit Committee has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services does not result in a conflict.

      Based on the Audit Committee’s discussions with management and the independent accountants, and its review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

March 22, 2004

Audit Committee

Dale P. Jones, Chairman
Michael A. Cawley
Edward F. Cox
Bruce A. Smith

MATTERS RELATING TO THE INDEPENDENT AUDITORS

Fees Paid to the Independent Public Accountants for Fiscal Years 2003 and 2002

	2003		%	2002	%

Audit Fees	822,900	(1)	86	277,900	88
Audit Related Fees	64,200	(2)	6	30,000	9
Tax	72,700	(3)	8	9,500	3
Other	0		0	0	0

	959,800		100	317,400	100

(1)	The services rendered in 2003 included the audit of the Company’s annual financial statements Form 10-K and review of the financial statements included in the Company’s Form 10-Q’s. In addition, the services included the re-audit of 2000 and 2001. See Forms 10-K/ A and 8-K filed on January 16, 2004 for more details.

(2)	Includes fees paid for retirement and 401(k) audit work and various other reports for internal compliance.

(3)	Various tax consultations.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee pre-approves all audit and non-audit services by an independent auditor prior to the receipt of such services. The Audit Committee chairman has the authority to pre-approve non-audit related services of up to $25,000 rendered by the Company’s independent auditor. Any such pre-approval of non-audit services by the Audit Committee chairman shall be reported to the Audit Committee at its next scheduled meeting.

      All audit-related services, tax services and other services for 2003 set forth in the table above were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

      Stockholder proposals intended to be brought before the annual meeting of stockholders as an agenda item or to be included in the Company’s proxy statement relating to the 2005 annual meeting of stockholders, which is currently scheduled to be held on April 26, 2005, must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than November 26, 2004.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers, agents or employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Georgeson & Co., Inc., which will receive a fee of approximately $7,500 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

NOBLE ENERGY, INC.

Houston, Texas
March 22, 2004

James L. McElvany
Senior Vice President,
Chief Financial Officer and Treasurer

APPENDIX A

1988 NONQUALIFIED STOCK OPTION PLAN

FOR NON-EMPLOYEE DIRECTORS
OF
NOBLE ENERGY, INC.

(As Amended Through April 27, 2004)

RECITALS

      A.     Effective as of July 26, 1988 (the “Effective Date”), the board of directors (the “Board of Directors”) of Noble Energy, Inc. (formerly known as Noble Affiliates, Inc.), a Delaware corporation (the “Company”), adopted this 1988 Nonqualified Stock Option Plan for Non-Employee Directors (the “Plan”).

      B.     The purposes of the Plan are to provide to each of the directors of the Company who is not also either an employee or an officer of the Company added incentive to continue in the service of the Company and a more direct interest in the future success of the operations of the Company by granting to such directors options (the “Options”, or individually, the “Option”) to purchase shares of the Company’s common stock, $3.33 1/3 par value (the “Common Stock”), subject to the terms and conditions described below.

ARTICLE I

GENERAL

      1.01     Definitions. For purposes of this Plan and as used herein, “non-employee director” shall mean an individual who (a) is now, or hereafter becomes, a member of the Board of Directors by virtue of an election by the shareholders of the Company, (b) is neither an employee nor an officer of the Company and (c) has not elected to decline to participate in the Plan pursuant to the next succeeding sentence. A director otherwise eligible to participate in the Plan may make an irrevocable, one-time election, by written notice to the Company within 30 days after his initial election to the Board of Directors or, in the case of the directors in office on the Effective Date, prior to shareholder approval of the Plan, to decline to participate in the Plan. For purposes of this Plan, “employee” shall mean an individual whose wages are subject to the withholding of federal income tax under Section 3401 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and “officer” shall mean an individual elected or appointed by the Board of Directors or chosen in such other manner as may be prescribed in the By-laws of the Company to serve as such, except that for the purposes of this Plan, the Chairman of the Board will not be deemed to be an officer of the Company.

      For purposes of this Plan, and as used herein, the “fair market value” of a share of Common Stock is the closing sales price on the date in question (or, if there was no reported sale on such date, on the last preceding day on which any reported sale occurred) of the Common Stock on the New York Stock Exchange.

      1.02     Options. The Options granted hereunder shall be options that are not qualified under Section 422A of the Code.

ARTICLE II

ADMINISTRATION

      The Plan shall be administered by the Board of Directors. The Board of Directors shall have no authority, discretion or power to select the participants who will receive Options, to set the number of shares to be covered by each Option, or to set the exercise price or the period within which the Options may be exercised, or to alter any other terms or conditions specified herein, except in the sense of administering the Plan subject to the express provisions of the Plan and except in accordance with Sections 3.02(a) and 6.02 hereof. Subject to the foregoing limitations, the Board of Directors shall have authority and power to adopt such rules and regulations and to take such action as it shall consider necessary or advisable for the administration of the

Plan, and to construe, interpret and administer the Plan. The decisions of the Board of Directors relating to the Plan shall be final and binding upon the Company, the Holders, as defined hereinafter, and all other persons. No member of the Board of Directors shall incur any liability by reason of any action or determination made in good faith with respect to the Plan or any stock option agreement entered into pursuant to the Plan.

ARTICLE III

OPTIONS

      3.01     Participation. Each non-employee director shall be granted Options to purchase Common Stock under the Plan on the terms and conditions herein described.

      3.02     Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement, which agreement shall be entered into by the Company and the non-employee director to whom the Option is granted (the “Holder”), and which agreement shall include, incorporate or conform to the following terms and conditions, and such other terms and conditions not inconsistent therewith or with the terms and conditions of this Plan as the Board of Directors considers appropriate in each case:

(a) Option Grant Date. Options shall be granted initially as of the Effective Date to each non-employee director serving the Company as a director on such date. Thereafter, on each July 1 during the term of the Plan until and including July 1, 2001, Options shall be granted automatically to the incumbent non-employee directors serving the Company as directors on such date. Beginning on February 1, 2002, Options shall be granted to incumbent non-employee directors each year on February 1 during the term of the Plan. Options shall be granted to new non-employee directors at the time of their election or appointment. The date of grant of an Option pursuant to the Plan shall be referred to hereinafter as the “Grant Date” of such Option. Notwithstanding anything herein to the contrary, the Board of Directors may revoke, on or prior to July 1, 2001 or on or prior to each subsequent February 1, the next automatic grant of Options otherwise provided for by the Plan if no options have been granted to employees since the preceding Grant Date under the Company’s 1982 Stock Option Plan or any other employee stock option plan that the Company might adopt hereafter.

(b) Number. Each non-employee director serving the Company as a director on the Effective Date shall be granted, as of such date, an Option to purchase a number of shares of Common Stock equal to the product obtained by multiplying (i) the number of completed years such director has served the Company as a director by (ii) 500. Thereafter, as of each subsequent Grant Date prior to July 1, 2001, each then current non-employee director shall be granted an Option to purchase the number of shares of Common Stock equal to the nearest number of whole shares determined in accordance with the following formula, subject to adjustment in accordance with Section 5.02 hereof:

30,000 Number of Non-Employee Directors	=	Number of Shares of Common Stock

“Number of Non-Employee Directors” shall mean the number of non-employee directors serving the Company as a director on such Grant Date. The formula set forth above will not be affected by any decision of the Board of Directors to revoke an automatic grant.

If, on any July 1 during the term of the Plan prior to July 1, 2001, fewer than 30,000 shares of Common Stock (subject to adjustment in accordance with Section 5.02 hereof) remain available for grant on such date, such smaller number will be substituted for 30,000 as the numerator in the formula described above to determine the number of shares of Common Stock to be subject to each Option to be granted to each non-employee director on such date.

Beginning on July 1, 2001 and on each Grant Date thereafter, each new non-employee director shall be granted an Option to purchase 10,000 shares of Common Stock, upon election to the Board of Directors as a director, for his or her first year of service as a director. On each subsequent Grant Date, each then current incumbent non-employee director who has completed his or her first year of service as a director shall be granted an Option to purchase 5,000 shares of Common Stock.

(c) Price. The price at which each share of Common Stock covered by an Option may be purchased pursuant to this Plan shall be the fair market value of the shares on the Grant Date of such Option.

(d) Option Period. Each Option shall be exercisable from time to time over a period (the “Option Period”) commencing one year from the Grant Date of such Option and ending upon the expiration of ten years from the Grant Date, unless terminated sooner pursuant to the provisions described in Section 3.02(e) below; provided, however, that any Option granted pursuant to the Plan shall become exercisable in full upon the mandatory retirement of the Holder as a regular director because of age in accordance with Article III of the By-laws of the Company.

(e) Termination of Service, Death, Etc. Each stock option agreement shall provide as follows with respect to the exercise of the Option granted thereby in the event that the Holder ceases to be a non-employee director for the reasons described in this Section 3.02(e):

(i) If the Holder ceases to be a director of the Company on account of such Holder’s (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, then the Option shall automatically terminate and be of no further force or effect as of the date the Holder’s directorship terminated;

(ii) If the Holder shall die during the Option Period while a director of the Company (or during the additional five-year period provided by paragraph (iii) of this Section 3.02(e)), the Option may be exercised, to the extent that the Holder was entitled to exercise it at the date of Holder’s death, within five years after such death (if otherwise within the Option Period), but not thereafter, by the executor or administrator of the estate of the Holder, or by the person or persons who shall have acquired the Option directly from the Holder by bequest or inheritance or permitted transfer; or

(iii) If the directorship of a Holder is terminated for any reason (other than the circumstances specified in paragraphs (i) and (ii) of this Section 3.02(e)) within the Option Period, the Option may be exercised, to the extent the Holder was able to do so at the date of termination of the directorship, within five years after such termination (if otherwise within the Option Period), but not thereafter.

(f) Transferability. Except as provided in this subsection (f), no Option granted under the Plan shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Holder by anyone other than the Holder. An Option granted under the Plan to a Holder may be transferred by such Holder to a permitted transferee (as defined below), provided that (i) there is no consideration for such transfer (other than receipt by the Holder of interests in an entity that is a permitted transferee); (ii) the Holder (or such Holder’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Option; (iii) the Holder shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Holder; and (iv) such transfer shall be effected pursuant to transfer documents in a form approved by the Board of Directors. A permitted transferee may not further assign or transfer any such transferred Option otherwise than by will or the laws of descent and distribution. Following the transfer of an Option to a permitted transferee, such Option shall continue to be subject to the same terms and conditions that applied to it prior to its transfer by the Holder, except that it shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Holder. For the purposes of the Plan, the term “permitted transferee” means, with respect to a Holder, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Holder, including adoptive relationships, (ii) any person sharing the Holder’s household (other than a tenant or an employee), (iii) a trust in which the persons described in clauses (i) and (ii) above have more than fifty percent of the beneficial interest, (iv) a foundation in which the Holder and/or persons described in clauses (i) and (ii) above control the management of assets, and (v) any other entity in which the Holder and/or persons described in clauses (i) and (ii) above own more than fifty percent of the voting interests.

(g) Agreement to Continue in Service. Each Holder shall agree to remain in the continuous service of the Company, at the pleasure of the Company’s shareholders, at least until the earlier of one year after the date of the grant of any Option or the mandatory retirement of the Holder as a regular director because of age in accordance with Article III of the By-laws of the Company, at the retainer rate and fee schedule then in effect or at such changed rate or schedule as the Company from time to time may establish.

(h) Exercise, Payments, Etc. Each stock option agreement shall provide that the method for exercising the Option granted thereby shall be by delivery to the President of the Company of, or by sending by United States registered or certified mail, postage prepaid, addressed to the Company (for the attention of its President) of, written notice signed by Holder specifying the number of shares of Common Stock with respect to which such Option is being exercised. Such notice shall be accompanied by the full amount of the purchase price of such shares. Any such notice shall be deemed to be given on the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as above-stated. In addition to the foregoing, promptly after demand by the Company, the exercising Holder shall pay to the Company an amount equal to applicable withholding taxes, if any, due in connection with such exercise.

ARTICLE IV

[Deleted]

ARTICLE V

AUTHORIZED COMMON STOCK

      5.01     Common Stock. The total number of shares of Common Stock as to which Options may be granted pursuant to the Plan shall be 750,000, in the aggregate, except as such number of shares shall be adjusted from and after the Effective Date in accordance with the provisions of Section 5.02 hereof. If any outstanding Option under the Plan shall expire or be terminated for any reason before the end of the Option Period, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to the Plan. The Company shall, at all times during the life of any outstanding Options, retain as authorized and unissued Common Stock at least the number of shares from time to time included in the outstanding Options or otherwise assure itself of its ability to perform its obligation under the Plan.

      5.02     Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options may be granted under the Plan shall be increased or decreased proportionately. In the event that before delivery by the Company of all of the shares of Common Stock in respect of which any Option has been granted under the Plan, the Company shall have effected such a split, dividend or combination, the shares still subject to the Option shall be increased or decreased proportionately and the purchase price per share shall be increased or decreased proportionately so that the aggregate purchase price for all the then optioned shares shall remain the same as immediately prior to such split, dividend or combination.

      In the event of a reclassification of the Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization, including a merger, consolidation or sale of assets, the Board of Directors of the Company shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares covered by the unexercised portions of Options theretofore granted under the Plan. The provisions of this Section 5.02 shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

ARTICLE VI

GENERAL PROVISIONS

      6.01     Termination of the Plan. The Plan shall terminate whenever the Board of Directors adopts a resolution to that effect. If not sooner terminated under the preceding sentence, the Plan shall wholly cease and expire at the close of business on July 25, 2006. After termination of the Plan, no Options shall be granted under this Plan, but the Company shall continue to recognize Options previously granted.

      6.02     Amendment of the Plan. Subject to the limitations set forth in this Section 6.02, the Board of Directors may from time to time amend, modify, suspend or terminate the Plan. No such amendment, modification, suspension or termination shall (a) impair any Options theretofore granted under the Plan or deprive any Holder of any shares of Common Stock which he might have acquired through or as a result of the Plan, or (b) be made without the approval of the shareholders of the Company where such change would (i) increase the total number of shares of Common Stock which may be granted under the Plan or decrease the purchase price under the Plan (other than as provided in Section 5.02 hereof), (ii) materially alter the class of persons eligible to be granted Options under the Plan, (iii) materially increase the benefits accruing to Holders under the Plan or (iv) extend the term of the Plan or the Option Period.

      6.03     Treatment of Proceeds. Proceeds from the sale of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

      6.04     Effectiveness. The Plan as originally adopted became effective as of the Effective Date. The Plan as amended and restated January 29, 2002, was approved and adopted by the Board of Directors on January 29, 2002, to be effective as of that date. The Plan was amended by the Board of Directors on January 27, 2004 subject to the approval of such amendment by the affirmative vote of the holders a majority of the outstanding shares of Common Stock present in person or by proxy entitled to vote at the annual meeting of the stockholders of the Company held on April 27, 2004.

      6.05     Paragraph Headings. The paragraph headings included herein are only for convenience, and they shall have no effect on the interpretation of the Plan.

▼ FOLD AND DETACH HERE ▼

NOBLE ENERGY, INC.
This Proxy Is Solicited On Behalf Of The Board Of Directors

I have received the Notice of Annual Meeting of Stockholders to be held on April 27, 2004, and a Proxy Statement furnished by the Board of Directors of Noble Energy, Inc. (the “Company”) for the Meeting. I appoint Charles D. Davidson and James L. McElvany, and each of them, as proxies with power of substitution in each, to represent me and to vote all the shares of common stock of the Company that I am entitled to vote at the Annual Meeting on April 27, 2004 in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the meeting.

Please sign this proxy as your name(s) appears above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(Continued and to be signed on reverse side)

NOBLE ENERGY, INC.

THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT IF YOU DO NOT SPECIFY HOW THE PROXY SHOULD BE VOTED, IT WILL BE VOTED “FOR” PROPOSAL 1 (WITH NO EXCEPTIONS), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

▼ FOLD AND DETACH HERE ▼

		For All Nominees With No Exceptions	For All Nominees With Exceptions Noted	Withhold Authority for All Nominees
The Company’s Board of Directors recommends a vote FOR proposal 1, with no exceptions.		☐	☐	☐
1.	Election of Directors:

Michael A. Cawley, Edward F. Cox, Charles D. Davidson, Kirby L. Hedrick, Dale P. Jones, Bruce A. Smith

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

		For	Against	Abstain
The Company’s Board of Directors recommends a vote FOR proposal 2.		☐	☐	☐
2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent auditor.
		For	Against	Abstain
The Company’s Board of Directors recommends a vote FOR proposal 3.		☐	☐	☐
3.	Proposal to approve the amendment to the 1988 Nonqualified Stock Option Plan for Non-Employee Directors to increase the number of shares of common stock of the Company that may be awarded by stock option grants from 550,000 to 750,000.
		For	Against	Abstain
The Company’s Board of Directors recommends a vote FOR proposal 4.		☐	☐	☐
4.	Proposal to approve the material terms of the performance goals applicable to future grants of restricted stock and performance units under the 2004 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

5.	In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

	Dated	, 2004

Signature(s) of Stockholder(s)